                                                                    EXHIBIT 99.1

                                    [Image]

The following news release was distributed this morning at 5:30 a.m.
(PST)...

     Credence Signs Letter of Intent to Acquire Leading Communications Test
                               Supplier TMT, Inc.
         The proposed acquisition adds complementary test solutions for the communications device market.

FREMONT, Calif., March 13, 2000-Credence Systems Corporation (Nasdaq National
Market: CMOS), a leading manufacturer of automatic test equipment (ATE) for the worldwide semiconductor industry, today announced signing of a letter of intent to acquire TMT, Incorporated. TMT of Sunnyvale, California is a fast growing ATE supplier in the communications segment, which includes cost-sensitive cell phone chips that require low-cost-of-test strategies. TMT focuses on providing cost-effective test equipment for the high-volume RF/wireless semiconductor device market and achieved revenue of $13 million in the first fiscal quarter ended January 31, 2000. The acquisition will be accounted for under the purchase method of accounting and is subject to execution of definitive documents and regulatory and other approvals. The purchase price is $80 million in cash, adjusted for the assumption of TMT outstanding employee stock options. TMT, located in Sunnyvale, California employs over 100 people and has been in business since 1991.

"We are delighted that TMT will be joining Credence Systems," commented Dr. Graham Siddall, president and chief executive officer of Credence. "Our strategy as a company is to lead the industry in consumer mixed-signal test and our product portfolio will be strengthened considerably with the addition of TMT's lower cost-of-ownership solutions. We are also very impressed with the quality and commitment of the people at TMT. The combination of Credence and TMT moves us closer to our goal of becoming the #2 non-DRAM ATE supplier."

According to Richard Okumoto, president and chief executive officer of TMT, "We are extremely excited about the prospect of becoming part of Credence Systems. Credence is the ideal partner to enable us to accelerate our goal of providing cost-effective ATE to a much broader customer base. We will benefit from the advantages of leveraging Credence's global distribution organization-including a large installed base in Asia Pacific, strong market position, financial strength, and reputation with leading device manufacturers."

TMT Chairman of the board and founder Thomas Garza added, "After achieving our goal of becoming a leader in low-cost ATE solutions, we now need the critical mass to support our growth goals. We chose to team with Credence because it offered technology and management style synergies that made this move an excellent fit."

About TMT

TMT, Inc. is a privately held company based in Sunnyvale, California., which designs and manufactures cost-effective ATE for high-volume producers of RF/wireless, mixed-signal, and linear semiconductor devices. The company has grown rapidly since its formation in 1991. In 1999, Deloitte & Touche ranked TMT the 16th fastest growing company in Silicon Valley. In 1997, TMT won the prestigious "Best in Test" award from Test & Measurement World and it was ranked number 4 in the 1999 VLSI Research Customer Satisfaction Survey. More information is available at http://www.tmt-inc.com.

About Credence

Credence Systems Corporation is a leader in the manufacture of ATE for the global semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and non-volatile memory semiconductors.

Utilizing its proprietary CMOS technologies, Credence products are designed to meet the strict time-to-market and cost-of-ownership requirements of its customers.

Headquartered in Fremont, California, the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at http://www.credence.com.

Safe Harbor Statement

Statements in this release that are forward-looking and involve known and unknown risks and uncertainties may cause the Company's actual results in future periods to be materially different from the future performance suggested. Such factors include, but are not limited to, economic and currency instability in the Asia Pacific region; fluctuation in customer demand, timing, and volume of orders and shipments; competition and pricing pressures; reliability and quality issues; the Company's ability to complete the development of its new products; product mix; overhead absorption; cyclicality and downturns in the semiconductor industry; continued dependence on "turns" orders to achieve revenue objectives; ability to consummate the TMT acquisition, integration of acquired businesses; the Company's ability to have an appropriate amount of production capacity in a timely manner; the timing of new technology; product introductions; the risk of early obsolescence; and the Company's ability to control expenses.

Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. The Company assumes no obligation to update the information in this press release.

                                  # # #

Credence and Credence Systems are trademarks of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.


                                       2